Exhibit 99.2

July 23, 2014

To Our Shareholders:

We are pleased to report that we have reinstated the payment of a quarterly dividend. Related to our earnings for the second quarter 2014, we will pay a quarterly cash dividend of $0.05 per common share, payable on August 18, 2014 to shareholders of record as of the close of business on August 4, 2014.

Our decision to pay a quarterly dividend comes after our first full year of profitability in 2013 and achieving our eighth consecutive quarter of profitability in the second quarter of 2014. For the second quarter 2014, we reported net income of $2.0 million ($0.16 per diluted share), which is unchanged from the first quarter 2014 and compared to $1.5 million ($0.12 per diluted share) for the second quarter 2013. For the six months ended June 30, 2014, we reported net income of $4.1 million ($0.32 per diluted share) compared to net income of $3.7 million ($0.29 per diluted share) for the six months ended June 30, 2013.

As you know, over the past few years the banking industry went through a period during which preservation of capital was paramount as the industry focused on improving its financial condition. We were prudent in our capital management and suspended the payment of our quarterly dividend after the first quarter 2009. Given our continued generation of sustained profitability, The Palmetto Bank is now well-positioned to resume payments of dividends. We believe returning a portion of our quarterly earnings to our shareholders is an effective use of our capital and demonstrates our commitment to generating shareholder value. In addition, we believe that the payment of dividends increases the attractiveness of our common stock to both current and potential investors.

Resumption of a quarterly dividend is a major milestone for our Company and one of the final steps to complete our recovery from the significant effects of the Great Recession. We appreciate your patience and support over the past five years and we are continuing to work hard every day to return to our historical status as a high performing bank.

Additional Information: Additional details about our financial results for the second quarter 2014 are included in our earnings release attached to a Form 8-K filed with the Securities and Exchange Commission on July 23, 2014 which may be obtained from the SEC website at www.sec.gov or from the Investor Relations page of our website at www.palmettobank.com. We encourage you to read the earnings release for a more complete summary of our second quarter earnings.

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Thank you for your continued support, and please do not hesitate to contact me with questions or concerns about your Company.

Sincerely,

Samuel L. (Sam) Erwin,

Chairman of the Board of Directors and Chief Executive Officer